Exhibit 10-b

ADVANCED BATTERY TECHNOLOGIES, INC.
15 West 39th Street
Suite 14A
New York, New York 10018

June 16, 2009

Cranshire Capital, LP
Iroquois Master Fund Ltd.
Hudson Bay Fund LP
Hudson Bay Overseas Fund, Ltd.

Re:	Letter of Understanding Regarding Series E and Series F 0% Convertible Preferred Stock of Advanced Battery Technologies, Inc.

Dear above-referenced Investors:

Reference is made to that certain Securities Purchase Agreement, dated as of May 27, 2009 (“May SPA”), the Certificate of Designation of Preferences, Rights and Limitations (“May CD”) of the Series E 0% Convertible Preferred Stock issued thereunder (the “Series E”), the Registration Rights Agreement, dated May 27, 2009 (“May RRA”), the Securities Purchase Agreement, dated June 12, 2009 (“June SPA”), the Certificate of Designation of Preferences, Rights and Limitation (“June CD” and collectively with the May CD, the “CDs”) of the Series F 0% Convertible Preferred Stock issued thereunder (the “Series F”) and the Registration Rights Agreement, dated June 12, 2009 (“June RRA”).  Please confirm your agreement and understanding as to the following:

1.
Schedule 3.1(g) is hereby amended to include therein the issuance of the Series E along with the common stock purchase warrants issued under the May SPA and new Schedule 3.1(v) is added to disclose the existence of the May RRA and new Schedule 3.1(ff) is added to disclose the pari passu status of the Series E and Series F.

2.
Upon any Liquidation (as defined and used in Section 5 of the CDs) or redemption of the Series E and Series F pursuant to Section 8 of the CDs, the rights of the holders of the Series E and Series F shall be pari passu  to each other in all respects and any distributions or payments made thereunder shall be pro-rata in proportion to each holders aggregate amount of Series E and Series F then held by such holder in relation to the aggregate amount of Series E and Series F held by all holders.

3.
The prohibition on filing another registration statement under Section 6(b) of the May RRA is hereby waived solely as it relates to the registration rights granted under the June RRA and the Registrable Securities (as defined under the June RRA) under the June RRA shall be included on the same Registration Statement filed pursuant to the May RRA.  The rights of the Holders (as defined in the May RRA and June RRA, respectively) under the May RRA and June RRA shall be pari passu in all respects pro-rata in proportion to each Holders aggregate amount of Registrable Securities originally held by such Holder and all Registrable Securities originally issued pursuant to the May SPA and June SPA, including but not limited any cutbacks to the number of Registrable Securities to be included in any Registration Statement on account of SEC Guidance (as defined under the May RRA and June RRA) or otherwise.

This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be determined in accordance with the provisions of the June SPA.

Sincerely,

ADVANCED BATTERY TECHNOLOGIES, INC.

By: /s/ Zhiguo Fu
Name: Zhiguo Fu
Title: Chairman, Chief Executive Officer

Accepted and Agreed:

Name of Purchaser:  __________________
Signature of Purchaser:  /s/
Name of Signatory:  __________________
Title of Signatory: ________________